Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related consent statement/prospectus of CNX Resources Corporation and to the incorporation by reference therein of our reports dated February 10, 2020, with respect to the consolidated financial statements of CNX Midstream Partners LP and the effectiveness of internal control over financial reporting of CNX Midstream Partners LP included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 11, 2020